Exhibit 99.1

Policy, Government and Public Affairs Chevron Corporation P.O. Box 6078 San Ramon, CA 94583-0778 www.chevron.com
NEWS RELEASE

EXHIBIT 99.1
FOR RELEASE AT 5:30 AM PDT
OCTOBER 29, 2010

CHEVRON REPORTS THIRD QUARTER NET INCOME OF $3.77 BILLION,
DOWN FROM $3.83 BILLION IN THIRD QUARTER 2009
•	Upstream earnings of $3.56 billion decrease $172 million from year earlier

•	Downstream earnings of $565 million increase $303 million on improved margins
     SAN RAMON, Calif., October 29, 2010 — Chevron Corporation (NYSE: CVX) today reported earnings of $3.77 billion ($1.87 per share — diluted) for the third quarter 2010, compared with $3.83 billion ($1.92 per share — diluted) in the 2009 third quarter. Results in the 2009 period included gains of approximately $400 million ($0.20 per share) from upstream asset sales and discrete tax items. Foreign currency effects decreased earnings in the 2010 quarter by $367 million, compared with a decrease of $170 million a year earlier.
     For the first nine months of 2010, earnings were $13.73 billion ($6.84 per share — diluted), up from $7.41 billion ($3.71 per share — diluted) in the first nine months of 2009.
     Sales and other operating revenues in the third quarter 2010 were $48 billion, up from $45 billion in the year-ago period mainly due to higher prices for crude oil, natural gas and refined products.
Earnings Summary

	Three Months Ended		Nine Months Ended
	Sept. 30		Sept. 30
Millions of dollars	2010	2009	2010	2009

Earnings by Business Segment
Upstream	$3,564	$3,736	$12,830	$6,771
Downstream	565	262	1,736	1,146
All Other	(361)	(167)	(837)	(504)

Total (1)(2)(3)	$3,768	$3,831	$13,729	$7,413

(1) Includes foreign currency effects	$(367)	$(170)	$(324)	$(677)
(2) Net income attributable to Chevron Corporation (See Attachment 1)
(3) Prior period information conformed to 2010 presentation of Business Segments.
     “Earnings for the quarter were essentially flat with a year ago, but up sharply for nine months. Operationally, we continue to show gains in upstream production and progress on our downstream restructuring,” said Chairman and CEO John Watson.
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     Watson added, “We are pleased the drilling moratorium in the Gulf of Mexico has been lifted. We have submitted one deepwater drilling permit application and plan to submit several additional applications over the next few months. We look forward to the timely approval of our drilling permits and to getting back to work as soon as possible.”
     Watson continued, “During the third quarter, we added exploration prospects in China, Liberia and Turkey, while we continued our exploration success in Australia. We also recently announced that we are moving forward with development of the Jack/St. Malo project in the deepwater U.S. Gulf of Mexico.”
     Recent upstream achievements include:
•	United States — Sanctioned development of the Jack/St. Malo project, the company’s first operated project located in the Lower Tertiary trend in the deepwater Gulf of Mexico. Seven exploration and appraisal wells have been successfully and safely drilled at these fields since 2003. Chevron has a working interest of 50 percent in the Jack Field, 51 percent in the St. Malo Field and 50.7 percent for the host facility.

•	China — Acquired a 100 percent interest in Blocks 53-30 and 64-18, and a 59 percent interest in Block 42-05, covering a combined total exploratory acreage of approximately 8,100 square miles (21,000 sq km) in the South China Sea’s Pearl River Mouth Basin.

•	Liberia — Acquired a 70 percent interest and operatorship in three deepwater concessions covering 3,700 square miles (9,600 sq km) off the coast of Liberia in western Africa. A three-year exploratory program is expected to begin in the fourth quarter of this year.

•	Turkey — Signed a Joint Operation Agreement with Turkey’s state oil company for an exploration license in the Black Sea. Chevron acquired a 50 percent interest in a western portion of License 3921, an 8,700 square mile (22,505 sq km) block located 220 miles (350 km) northwest of the capital city of Ankara.

•	Australia — Announced two deepwater natural gas discoveries in the Carnarvon Basin offshore Western Australia, Brederode-1 in 50 percent-owned Block WA-364-P and Acme-1 in 67 percent-owned Block WA-205-P. These discoveries are expected to contribute to further growth at company-operated liquefied natural gas (LNG) projects in Australia.
     In the downstream business, a new, 60,000 barrel per day heavy oil hydrocracker, which maximizes the yield of transportation fuels from heavy crude oil, was commissioned and reached full capacity in the third quarter at the 50 percent-owned GS Caltex Yeosu Refinery in South Korea. In addition, the company announced in October that a wholly-owned subsidiary, Chevron Pipe Line Co., has sold its 23.4 percent ownership interest in the Colonial Pipeline Co. The financial effects of the sale will be reflected in results for the fourth quarter 2010.
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     The company also announced that it would begin purchases of its common stock in the fourth quarter 2010 under the ongoing share repurchase program approved by the Board of Directors in July 2010. The program is targeting a repurchase rate between $500 million and $1 billion per quarter.
UPSTREAM
     Worldwide net oil-equivalent production was 2.74 million barrels per day in the third quarter 2010, up 36,000 barrels per day or 1 percent from 2.70 million barrels per day in the 2009 third quarter. Production increases in Thailand and Brazil were partially offset by normal field declines in the United States.
     U.S. Upstream

	Three Months Ended		Nine Months Ended
	Sept. 30		Sept. 30
Millions of Dollars	2010	2009	2010	2009

Earnings	$946	$889	$3,192	$1,196

     U.S. upstream earnings of $946 million in the third quarter of 2010 were up $57 million from a year earlier. Higher crude oil and natural gas realizations and lower exploration expense were partially offset by higher operating expenses, in part due to the Gulf of Mexico drilling moratorium, and decreased net oil-equivalent production.
     The company’s average sales price per barrel of crude oil and natural gas liquids was approximately $69 in the 2010 quarter, compared with $60 a year ago. The average sales price of natural gas was $4.06 per thousand cubic feet, up from $3.28 in last year’s third quarter.
     Net oil-equivalent production of 692,000 barrels per day in the third quarter 2010 was down 53,000 barrels per day, or about 7 percent, from a year earlier. The decrease in production was associated with normal field declines and downtime for maintenance and repairs. The net liquids component of production decreased approximately 5 percent in the 2010 third quarter to 482,000 barrels per day, while net natural gas production declined about 12 percent to 1.26 billion cubic feet per day.
     International Upstream

	Three Months Ended		Nine Months Ended
	Sept. 30		Sept. 30
Millions of Dollars	2010	2009	2010	2009

Earnings*	$2,618	$2,847	$9,638	$5,575

*Includes foreign currency effects	$(245)	$(89)	$(240)	$(522)
     International upstream earnings of $2.62 billion decreased $229 million from the third quarter 2009. Higher prices and sales volumes for crude oil and natural gas and favorable tax items increased earnings between periods. However, this net benefit was more than offset by the absence of about $400 million of gains on asset sales and tax items related to the Gorgon project in Australia recognized in the third quarter 2009, and higher depreciation, exploration and operating expenses. Foreign currency effects
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decreased earnings by $245 million in the 2010 quarter, compared with a decrease of $89 million a year earlier.
     The average sales price for crude oil and natural gas liquids in the 2010 quarter was $70 per barrel, compared with $62 a year earlier. The average price of natural gas was $4.73 per thousand cubic feet, up from $3.92 in last year’s third quarter.
     Net oil-equivalent production of 2.05 million barrels per day in the third quarter 2010 was up 5 percent, or 89,000 barrels per day, from a year ago. The increase included 104,000 barrels per day mainly associated with higher production in Thailand and Brazil and the absence of effects of 2009 civil unrest in Nigeria. Partially offsetting this increase were the impacts of planned turnarounds and higher prices on cost-recovery volumes and other contractual provisions. The net liquids component of production increased about 3 percent from a year ago to 1.42 million barrels per day and net natural gas production was up about 8 percent to 3.75 billion cubic feet per day.
DOWNSTREAM
     U.S. Downstream

	Three Months Ended		Nine Months Ended
	Sept. 30		Sept. 30
Millions of Dollars	2010	2009	2010	2009

Earnings	$349	$127	$864	$212

     U.S. downstream operations earned $349 million in the third quarter 2010, compared with $127 million a year earlier. The increase was mainly due to improved margins on refined products and higher earnings from chemicals operations — largely from the 50 percent-owned Chevron Phillips Chemical Company LLC.
     Refinery crude-input of 880,000 barrels per day in the third quarter 2010 was largely unchanged from the year-ago period. Refined product sales of 1.34 million barrels per day were down 73,000 barrels per day from the third quarter of 2009, mainly due to lower gasoline and jet fuel sales. Branded gasoline sales decreased 8 percent to 575,000 barrels per day, primarily due to previously announced exits from selected eastern U.S. retail markets.
     International Downstream

	Three Months Ended		Nine Months Ended
	Sept. 30		Sept. 30
Millions of Dollars	2010	2009	2010	2009

Earnings*	$216	$135	$872	$934

*Includes foreign currency effects	$(118)	$(89)	$(83)	$(175)
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     International downstream operations earned $216 million in the third quarter 2010, compared with earnings of $135 million a year earlier. The increase was mainly due to improved refined product margins, partially offset by unfavorable mark-to-market effects on derivative instruments. Foreign currency effects decreased earnings by $118 million in the 2010 quarter, compared with a reduction of $89 million a year earlier.
     Refinery crude-input of 1,027,000 barrels per day increased by 42,000 barrels per day from the third quarter of 2009. Total refined product sales of about 1.76 million barrels per day in the 2010 third quarter were 3 percent lower than a year earlier, mainly due to lower sales of gasoline and gas oils.
ALL OTHER

	Three Months Ended		Nine Months Ended
	Sept. 30		Sept. 30
Millions of Dollars	2010	2009	2010	2009

Net Charges*	$(361)	$(167)	$(837)	$(504)

*Includes foreign currency effects	$(4)	$8	$(1)	$20
     All Other consists of mining operations, power generation businesses, worldwide cash management and debt financing activities, corporate administrative functions, insurance operations, real estate activities, alternative fuels and technology companies.
     Net charges in the third quarter 2010 were $361 million, compared with $167 million in the year-ago period. The change between periods was mainly due to higher corporate tax items. Foreign currency effects increased net charges by $4 million in the 2010 quarter, compared with an $8 million reduction in net charges last year.
CAPITAL AND EXPLORATORY EXPENDITURES
     Capital and exploratory expenditures in the first nine months of 2010 were $15.5 billion, compared with $16.0 billion in the corresponding 2009 period. The amounts included approximately $900 million in both periods for the company’s share of expenditures by affiliates, which did not require cash outlays by the company. Outlays in the 2009 period included $2 billion for the extension of an upstream concession. Expenditures for upstream projects represented 89 percent of the companywide total in 2010.
# # #
NOTICE
     Chevron’s discussion of third quarter 2010 earnings with security analysts will take place on Friday, October 29, 2010, at 8:00 a.m. PDT. A webcast of the meeting will be available in a listen-only mode to individual investors, media, and other interested parties on Chevron’s Web site at www.chevron.com under the “Investors” section. Additional financial and operating information will be contained in the Earnings Supplement that will be available under “Events and Presentations” in the “Investors” section on the Web site.
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     Chevron will post selected fourth quarter 2010 interim performance data for the company and industry on its Web site on Tuesday, January 11, 2011, at 2:00 p.m. PST. Interested parties may view this interim data at www.chevron.com under the “Investors” section.
CAUTIONARY STATEMENT RELEVANT TO FORWARD-LOOKING INFORMATION
FOR THE PURPOSE OF “SAFE HARBOR” PROVISIONS OF THE
PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
This press release contains forward-looking statements relating to Chevron’s operations that are based on management’s current expectations, estimates and projections about the petroleum, chemicals and other energy-related industries. Words such as “anticipates,” “expects,” “intends,” “plans,” “targets,” “projects,” “believes,” “seeks,” “schedules,” “estimates,” “budgets” and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, some of which are beyond the company’s control and are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. The reader should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Unless legally required, Chevron undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.
Among the important factors that could cause actual results to differ materially from those in the forward-looking statements are: changing crude oil and natural gas prices; changing refining, marketing and chemical margins; actions of competitors or regulators; timing of exploration expenses; timing of crude oil liftings; the competitiveness of alternate-energy sources or product substitutes; technological developments; the results of operations and financial condition of equity affiliates; the inability or failure of the company’s joint-venture partners to fund their share of operations and development activities; the potential failure to achieve expected net production from existing and future crude oil and natural gas development projects; potential delays in the development, construction or start-up of planned projects; the potential disruption or interruption of the company’s net production or manufacturing facilities or delivery/transportation networks due to war, accidents, political events, civil unrest, severe weather or crude oil production quotas that might be imposed by the Organization of Petroleum Exporting Countries; the potential liability for remedial actions or assessments under existing or future environmental regulations and litigation; significant investment or product changes under existing or future environmental statutes, regulations and litigation; the potential liability resulting from other pending or future litigation; the company’s future acquisition or disposition of assets and gains and losses from asset dispositions or impairments; government-mandated sales, divestitures, recapitalizations, industry-specific taxes, changes in fiscal terms or restrictions on scope of company operations; foreign currency movements compared with the U.S. dollar; the effects of changed accounting rules under generally accepted accounting principles promulgated by rule-setting bodies; and the factors set forth under the heading “Risk Factors” on pages 30 through 32 of the company’s 2009 Annual Report on Form 10-K. In addition, such statements could be affected by general domestic and international economic and political conditions. Unpredictable or unknown factors not discussed in this press release could also have material adverse effects on forward-looking statements.

Attachment 1
CHEVRON CORPORATION — FINANCIAL REVIEW
(Millions of Dollars, Except Per-Share Amounts)

CONSOLIDATED STATEMENT OF INCOME	Three Months		Nine Months
(unaudited)	Ended September 30		Ended September 30
	2010	2009	2010	2009
REVENUES AND OTHER INCOME
Sales and other operating revenues *	$48,554	$45,180	$146,346	$119,814
Income from equity affiliates	1,242	1,072	4,127	2,418
Other income	(78)	373	428	728

Total Revenues and Other Income	49,718	46,625	150,901	122,960

COSTS AND OTHER DEDUCTIONS
Purchased crude oil and products	28,610	26,969	86,358	71,047
Operating, selling, general and administrative expenses	5,846	5,580	17,204	16,155
Exploration expenses	420	242	812	1,061
Depreciation, depletion and amortization	3,401	2,988	9,624	8,954
Taxes other than on income *	4,559	4,644	13,568	13,008
Interest and debt expense	9	14	46	28

Total Costs and Other Deductions	42,845	40,437	127,612	110,253

Income Before Income Tax Expense	6,873	6,188	23,289	12,707
Income tax expense	3,081	2,342	9,473	5,246

Net Income	3,792	3,846	13,816	7,461
Less: Net income attributable to noncontrolling interests	24	15	87	48

NET INCOME ATTRIBUTABLE TO CHEVRON CORPORATION	$3,768	$3,831	$13,729	$7,413

PER-SHARE OF COMMON STOCK
Net Income Attributable to Chevron Corporation
- Basic	$1.89	$1.92	$6.88	$3.72
- Diluted	$1.87	$1.92	$6.84	$3.71
Dividends	$0.72	$0.68	$2.12	$1.98

Weighted Average Number of Shares Outstanding (000’s)
- Basic	1,997,721	1,992,452	1,996,376	1,991,733
- Diluted	2,006,785	2,000,586	2,005,677	1,999,925
* Includes excise, value-added and similar taxes.	$2,182	$2,079	$6,455	$6,023

Attachment 2
CHEVRON CORPORATION — FINANCIAL REVIEW
(Millions of Dollars)
(unaudited)

	Three Months		Nine Months
EARNINGS BY MAJOR OPERATING AREA	Ended September 30		Ended September 30
	2010	2009	2010	2009
Upstream
United States	$946	$889	$3,192	$1,196
International	2,618	2,847	9,638	5,575

Total Upstream	3,564	3,736	12,830	6,771

Downstream
United States	349	127	864	212
International	216	135	872	934

Total Downstream	565	262	1,736	1,146

All Other (1)	(361)	(167)	(837)	(504)

Total (2)	$3,768	$3,831	$13,729	$7,413

SELECTED BALANCE SHEET ACCOUNT DATA	Sept. 30, 2010	Dec. 31, 2009
Cash and Cash Equivalents	$10,995	$8,716
Time Deposits (3)	$3,473	$—
Marketable Securities	$66	$106
Total Assets	$177,199	$164,621
Total Debt	$10,619	$10,514
Total Chevron Corporation Stockholders’ Equity	$102,243	$91,914

	Three Months		Nine Months
	Ended September 30		Ended September 30
	2010	2009	2010	2009
CAPITAL AND EXPLORATORY EXPENDITURES (4)
United States
Upstream	$736	$669	$2,268	$2,496
Downstream	313	496	916	1,478
Other	80	100	182	256

Total United States	1,129	1,265	3,366	4,230
International
Upstream	4,716	3,031	11,488	10,976
Downstream	264	300	676	804
Other	3	—	7	1

Total International	4,983	3,331	12,171	11,781

Worldwide	$6,112	$4,596	$15,537	$16,011

(1)   Includes mining operations, power generation businesses, worldwide cash management and debt financing activities, corporate administrative functions, insurance operations, real estate activities, alternative fuels and technology companies.

(2) Net Income Attributable to Chevron Corporation (See Attachment 1)

(3) Bank time deposits with maturities greater than 90 days, effective beginning first quarter 2010

(4) Includes interest in affiliates:

United States	$37	$65	$191	$145
International	296	281	751	778

Total	$333	$346	$942	$923

Attachment 3
CHEVRON CORPORATION — FINANCIAL REVIEW

	Three Months		Nine Months
	Ended September 30		Ended September 30
	2010	2009	2010	2009
OPERATING STATISTICS (1)
NET LIQUIDS PRODUCTION (MB/D): (2)
United States	482	509	492	472
International	1,422	1,377	1,423	1,378

Worldwide	1,904	1,886	1,915	1,850

NET NATURAL GAS PRODUCTION (MMCF/D): (3)
United States	1,255	1,420	1,317	1,398
International	3,748	3,475	3,723	3,570

Worldwide	5,003	4,895	5,040	4,968

TOTAL NET OIL-EQUIVALENT PRODUCTION (MB/D): (4)
United States	692	745	711	705
International	2,046	1,957	2,044	1,973

Worldwide	2,738	2,702	2,755	2,678

SALES OF NATURAL GAS (MMCF/D):
United States	6,091	5,832	5,956	5,974
International	4,597	4,035	4,486	4,084

Worldwide	10,688	9,867	10,442	10,058

SALES OF NATURAL GAS LIQUIDS (MB/D):
United States	157	161	162	158
International	104	104	103	110

Worldwide	261	265	265	268

SALES OF REFINED PRODUCTS (MB/D):
United States	1,343	1,416	1,367	1,420
International (5)	1,759	1,822	1,753	1,867

Worldwide	3,102	3,238	3,120	3,287

REFINERY INPUT (MB/D):
United States	880	879	895	913
International	1,027	985	991	980

Worldwide	1,907	1,864	1,886	1,893

(1) Includes interest in affiliates.

(2) Includes: Canada — Synthetic Oil	27	27	22	26

Venezuela Affiliate — Synthetic Oil	28	24	29	26

(3) Includes natural gas consumed in operations (MMCF/D):

United States	59	56	63	57
International	500	455	474	467

(4) Oil-equivalent production is the sum of net liquids production and net gas production. The oil-equivalent gas conversion ratio is 6,000 cubic feet of natural gas = 1 barrel of crude oil.

(5) Includes share of affiliate sales (MB/D):	568	519	551	504